Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:
Jackie Seneker
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

                SiriCOMM Completes $1.1 Million Private Placement

            Additional Equity Capital Improves Company Balance Sheet

Joplin, Mo. - May. 4, 2004 -- SiriCOMM, Inc. (OTC BB: SIRC), a nationwide broadband wireless software and network infrastructure solutions company for the commercial transportation industry and government market, today announced that it raised $1.1 million through a private placement conducted as a unit offering. Each unit consisted of one share of unregistered common stock and a warrant to purchase one-quarter of an additional share within three years.

"Our Board of Directors determined it was in the best interests of SiriCOMM and its stockholders to take advantage of this opportunity to raise additional equity capital," said Rick Iler, chief financial officer of SiriCOMM. "This financing demonstrates SiriCOMM's ability to access capital under progressively favorable terms. The capital will strengthen SiriCOMM's balance sheet and accelerate our marketing efforts."

The proceeds of the private placement will be used for general operations, including increased marketing and sales initiatives.

About SiriCOMM

SiriCOMM provides nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help businesses of any size and the government to significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations represent significant value to the commercial transportation industry and the government market.

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Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Contact Information
Jackie Seneker
SiriCOMM, Inc.
417-626-9971
info@siricomm.com
http://www.siricomm.com

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